EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-150101 and 333-161218 on Form S-3ASR and Registration Statement Nos. 333-76288, 333-139108, 333-129454, 333-03303, 333-03289, 333-88372, 333-121371, 333-125010, 333-141282, 333-156243, 333-159361, 333-159362, and 333-168797 on Form S-8 of our reports dated March 1, 2011, relating to the consolidated financial statements and financial statement schedules of PNM Resources, Inc. and subsidiaries, and the effectiveness of PNM Resources, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of PNM Resources, Inc. and subsidiaries for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

March 1, 2011